SCHEDULE 14A
                                (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                             EXCHANGE ACT OF 1934


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                      CNL American Properties Fund, Inc.
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               (Name of Registrant as Specified In Its Charter)


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                      CNL AMERICAN PROPERTIES FUND, INC.
                       400 East South Street, Suite 500
                            Orlando, Florida  32801



                               February 25, 1997


To our stockholders:

   You are cordially invited to attend the annual meeting of stockholders of CNL American Properties Fund, Inc., on April 4, 1997 at 10:00 a.m. at the CNL Management Center at 450 E. South Street, Suite 101, Orlando, Florida. The directors and officers of the Company look forward to greeting you personally. Enclosed for your review are the proxy, proxy statements, notice of meeting for the annual meeting of stockholders and annual report.

   The past year has been a year of significant growth for the Company.
During 1996, the Company received over $100 million in capital through its public offering of shares of common stock, acquired 76 properties and originated mortgage loans relating to 35 properties. On February 6, 1997, the Company completed its initial public offering for 15,000,000 shares ($150,000,000) of common stock and commenced a subsequent public offering of up to 27,500,000 shares ($275,000,000) of common stock (the "Subsequent Offering"). The net proceeds of these offerings will be invested in additional triple-net leased properties and mortgage loans. It is anticipated that if the Company completes its Subsequent Offering, it will own a total portfolio of approximately 400 to 450 restaurant properties.

   Due to the fact that the Subsequent Offering will be limited to 4,800,000 shares ($48,000,000) without an increase in the Company's authorized shares of common stock, this year's proxy requests your vote on a proposal to increase the Company's authorized shares, in addition to the usual vote for election of directors. We believe that expanding the Company, through the Subsequent Offering and any possible future offerings provides the following benefits:

      o Additional diversification: Additional capital received by the Company will be used to invest in additional properties and mortgage loans allowing the Company increased diversification by restaurant concept, tenant and geographic location.

      o Cost efficiencies: The expansion of the Company will allow further economies of scale of general and administrative expenses of the Company.

      o Market capitalization: Additional capital will provide the Company with a larger market capitalization at the time of listing on a national securities exchange. It is anticipated that the Company will list within three to eight years, assuming market conditions are favorable.

   To permit the Company to conduct additional offerings, acquire additional properties and invest in additional mortgage loans, the Board of Directors proposes to increase the number of authorized shares of common stock from 20,000,000 to 75,000,000 shares, along with a corresponding increase in the number of excess shares from 23,000,000 to 78,000,000 shares.

   The proposal included in this year's proxy statement reflects changes consistent with the Company's anticipated future growth and success in the coming years. Therefore, the Board of Directors unanimously recommends that you vote to approve the proposal presented in this year's proxy statement. Your vote counts. Please complete and return the attached ballot today. Thank you for you attention to this matter.

Sincerely,




James M. Seneff, Jr.                            Robert A. Bourne
Chairman of the Board and                       President
Chief Executive Officer










                      CNL AMERICAN PROPERTIES FUND, INC.
                       400 East South Street, Suite 500
                            Orlando, Florida  32801



                   Notice of Annual Meeting of Stockholders
                           To Be Held April 4, 1997


   NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of CNL AMERICAN PROPERTIES FUND, INC. (the "Company") will be held at 10:00 a.m. local time, on April 4, 1997, at the CNL Management Center at 450 E. South Street, Suite 101, Orlando, Florida, for the following purposes:

   1. To elect five directors.

   2. To approve amendments to the Company's Amended and Restated Articles of Incorporation increasing the number of authorized shares of beneficial interest from 46,000,000 shares (consisting of 20,000,000 Common Shares, 3,000,000 Preferred Shares and 23,000,000 Excess Shares) to 156,000,000 shares (consisting of 75,000,000 Common Shares, 3,000,000 Preferred Shares and 78,000,000 Excess Shares).

   3. To transact such other business as may properly come before the meeting or any adjournment thereof.

   Stockholders of record at the close of business on January 31, 1997, will be entitled to notice of and to vote at the annual meeting or at any adjournment thereof.

   Stockholders are cordially invited to attend the meeting in person.

   WHETHER OR NOT YOU NOW PLAN TO ATTEND THE MEETING, YOU ARE ASKED TO COMPLETE, DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY CARD FOR WHICH A
POSTAGE PAID RETURN ENVELOPE IS PROVIDED.    IT   IS   IMPORTANT   THAT   YOUR
SHARES   BE   VOTED.    IF YOU DECIDE TO ATTEND THE MEETING YOU MAY REVOKE
YOUR PROXY AND VOTE YOUR SHARES IN PERSON.


                                          By Order of the Board of Directors



                                          Lynn E. Rose
                                          Secretary

February 25, 1997
Orlando, Florida








                      CNL AMERICAN PROPERTIES FUND, INC.
                       400 East South Street, Suite 500
                            Orlando, Florida 32801


                  ------------------------------------------

                                PROXY STATEMENT

                  ------------------------------------------


   This Proxy Statement is furnished by the Board of Directors of CNL American Properties Fund, Inc. (the "Company") in connection with the solicitation by management of proxies to be voted at the annual meeting of stockholders to be held on April 4, 1997, and at any adjournment thereof, for the purposes set forth in the accompanying notice of such meeting. All stockholders of record at the close of business on January 31, 1997, will be entitled to vote.

   Any proxy, if received in time, properly signed and not revoked, will be voted at such meeting in accordance with the directions of the stockholder. If no directions are specified, the proxy will be voted FOR each Proposal set forth in this Proxy Statement. Any stockholder giving a proxy has the power to revoke it at any time before it is exercised. A proxy may be revoked (1) by delivery of a written statement to the Secretary of the Company stating that the proxy is revoked, (2) by presentation at the annual meeting of a subsequent proxy executed by the person executing the prior proxy, or (3) by attendance at the annual meeting and voting in person.

   Votes cast in person or by proxy at the annual meeting will be tabulated and a determination will be made as to whether or not a quorum is present. The Company will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence or absence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the stockholders. If a broker submits a proxy indicating that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to such matter.

   Solicitation of proxies will be primarily by mail. However, directors and officers of the Company also may solicit proxies by telephone or telegram or in person. All of the expenses of preparing, assembling, printing and mailing the materials used in the solicitation of proxies will be paid by the Company. Arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to forward soliciting materials, at the expense of the Company, to the beneficial owners of shares held of record by such persons.
It is anticipated that this Proxy Statement and the enclosed proxy first will be mailed to stockholders on or about February 25, 1997.

   As of January 31, 1997, 14,905,550 shares of Common Stock of the Company were outstanding. Each share of Common Stock entitles the holder thereof to one vote on each of the matters to be voted upon at the annual meeting. As of the record date, officers and directors of the Company had the power to vote approximately 0.13% of the outstanding shares of Common Stock.









                               TABLE OF CONTENTS
                               -----------------



PROPOSAL I:       Election of Directors . . . . . . . . . . . . . . . . .   3
                  Executive Compensation  . . . . . . . . . . . . . . . .   7
                  Performance Graph . . . . . . . . . . . . . . . . . . .   8

PROPOSAL II:      Amendment to the Company's Amended and Restated
                  Articles of Incorporation to Increase the Number of
                  Authorized Shares . . . . . . . . . . . . . . . . . . .   9

SECURITY OWNERSHIP  . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

CERTAIN TRANSACTIONS  . . . . . . . . . . . . . . . . . . . . . . . . . .  12

INDEPENDENT AUDITORS  . . . . . . . . . . . . . . . . . . . . . . . . . .  14

OTHER MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

PROPOSALS FOR NEXT ANNUAL MEETING . . . . . . . . . . . . . . . . . . . .  14

ANNUAL REPORT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

                                  PROPOSAL I
                             ELECTION OF DIRECTORS


NOMINEES

   The persons named below have been nominated by the Board of Directors for election as directors to serve until the next annual meeting of stockholders or until their successors shall have been elected and qualified. Messrs. Bourne and Seneff have been directors since May 1994. Messrs. Hostetter, Huseman and Kruse have been directors since March 1995. The table sets forth each nominee's name, age, principal occupation or employment during at least the last five years, and directorships in other public corporations.

   The Company's officers and directors have advised the Company that they intend to vote their shares of Common Stock for the election of each of the nominees. Proxies will be voted FOR the election of the following nominees unless authority is withheld.

Name and Age                        Background
------------                        ----------

Robert A. Bourne, 49                Mr. Bourne has served as President and a
                                    director of the Company since May 1994,
                                    and as President and a director of CNL
                                    Fund Advisors, Inc. ("Fund Advisors")
                                    since its inception in 1994.  Fund
                                    Advisors is responsible for the day-to-day operation of the Company and performs certain other administrative services for the Company. See "Certain Transactions."
                                    Mr. Bourne also serves as President and
                                    Treasurer of CNL Group, Inc.  In addition,
                                    Mr. Bourne is President, a director and a registered principal of CNL Securities
                                    Corp., President and a director of CNL
                                    Investment Company, Vice Chairman of the
                                    Board of Directors, Secretary and
                                    Treasurer of Commercial Net Lease Realty,
                                    Inc., director and Treasurer of CNL Realty
                                    Advisors, Inc., President of CNL Realty
                                    Corp. and President, Chief Investment
                                    Officer and a director of CNL
                                    Institutional Advisors, Inc., a registered investment advisor. In addition, Mr.
                                    Bourne serves as President and a director of CNL American Realty Fund, Inc. and CNL
                                    Real Estate Advisors, Inc.  All of such
                                    entities are affiliates of CNL Group,
                                    Inc., a privately held, diversified real estate company of which Fund Advisors is a wholly owned subsidiary. Since joining
                                    CNL Securities Corp. in 1979, Mr. Bourne has been active in the acquisition, development, and management of real estate projects throughout the United States.
                                    Mr. Bourne formerly was a certified public accountant with Coopers & Lybrand and a partner in the firm of Bourne & Rose, P.A.

G. Richard Hostetter, Esq., 57      Mr. Hostetter was associated with the law
                                    firm of Miller and Martin from 1966
                                    through 1989, the last ten years of such association as a senior partner. As a lawyer, he served for more than 20 years as counsel for various corporate real estate groups, fast-food companies and public companies, including The Krystal
                                    Company, resulting in his extensive
                                    participation in transactions involving
                                    the sale, lease, and sale/leaseback of
                                    approximately 250 restaurant units. He is licensed to practice law in Tennessee and Georgia. From 1989 to date, Mr. Hostetter has served as President and General
                                    Counsel of Mills, Ragland & Hostetter,
                                    Inc., the corporate general partner of
                                    MRH, L.P., a holding company involved in corporate acquisitions, in which he also is a general and limited partner.

Richard C. Huseman, 58              Dr. Huseman is presently a professor in
                                    the College of Business Administration,
                                    and from 1990 through 1995, served as the Dean of the College of Business
                                    Administration of the University of
                                    Central Florida.  He has served as a
                                    consultant in the area of managerial
                                    strategies to a number of Fortune 500
                                    corporations, including IBM, AT&T, and 3M, as well as to several branches of the U.S.
                                    government, including the U.S. Department of Health and Human Services, the U.S.
                                    Department of Justice, and the Internal
                                    Revenue Service.

J. Joseph Kruse, 64                 From 1993 to the present, Mr. Kruse has
                                    been President and Chief Executive Officer of Kruse & Co., Inc., a merchant banking company engaged in real estate. Formerly, Mr. Kruse was a Senior Vice President with
                                    Textron, Inc. for twenty years, and then served as Senior Vice President at G.
                                    William Miller & Co., a firm founded by
                                    the former Chairman of the Federal Reserve
                                    Board and the Treasury Secretary.  Mr.
                                    Kruse was responsible for evaluations of commercial real estate and retail shopping mall projects and continues to serve of counsel to the firm.

James M. Seneff, Jr., 50            Mr. Seneff has been Chief Executive
                                    Officer and a director of the Company
                                    since May 1994 and Chairman of the Board of the Company since December 1994, as well as Chief Executive Officer and Chairman of the Board of Fund Advisors since its inception in 1994. Mr. Seneff has served as Chief Executive Officer, Chairman of the Board of Directors, and a principal stockholder of CNL Group, Inc.
                                    since its formation in 1980. In addition, Mr. Seneff is Chief Executive Officer, a director and a registered principal of CNL
                                    Securities Corp., Chief Executive Officer and Chairman of the Board of CNL
                                    Investment Company, Chief Executive
                                    Officer and Chairman of the Board of
                                    Commercial Net Lease Realty, Inc., Chief
                                    Executive Officer and Chairman of the
                                    Board of CNL Realty Advisors, Inc., Chief
                                    Executive Officer and Chairman of the
                                    Board of CNL Realty Corp. and Chief
                                    Executive Officer and a director of CNL
                                    Institutional Advisors, Inc., a registered investment advisor. In addition, Mr.
                                    Seneff serves as Chief Executive Officer and Chairman of the Board of CNL American
                                    Realty Fund, Inc. and CNL Real Estate
                                    Advisors, Inc.  From April until December
                                    1986, Mr. Seneff served on the Florida
                                    State Commission on Ethics.  Mr. Seneff
                                    served on the Florida Investment Advisory
                                    Council, which oversees the $40 billion
                                    Florida state retirement plan, from 1986 to 1994, and was Chairman of the Council from 1991 to 1992. Since 1971, Mr. Seneff has been active in the acquisition, development and management of real estate projects throughout the United States.

   In the event that any nominee(s) should be unable to accept the office of director, which is not anticipated, it is intended that the persons named in the proxy will vote FOR the election of such other person in the place of such nominee(s) for the office of director as the Board of Directors may recommend. The affirmative vote of a plurality of the shares of Common Stock present in person or represented by proxy and entitled to vote is required for the election of directors.

   A majority of the Company's directors are required to be independent, as that term is defined in the Company's Articles of Incorporation. Messrs. Hostetter, Kruse and Huseman are independent directors.

COMPENSATION OF DIRECTORS

   During the year ended December 31, 1996, each independent director earned $6,000 for serving on the Board of Directors. Each independent director also received $750 per Board meeting attended ($375 for each telephonic meeting in which the director participated), including committee meetings. The Company has not, and in the future will not, pay any compensation to the directors of the Company who also serve as officers and directors of the Company's advisor, CNL Fund Advisors, Inc.

   The Board of Directors met seven times during the year ended December 31, 1996, and the average attendance by directors at Board meetings was approximately 97 percent. Each current member attended at least 89 percent of the total meetings of the Board and of any committee on which he served.

COMMITTEES OF THE BOARD OF DIRECTORS

   The Company has a standing Audit Committee, the members of which are selected by the Board of Directors each year. The current members of the Audit Committee, who have served since 1995, are Messrs. Hostetter, Kruse and Huseman. The Audit Committee makes recommendations to the Board of Directors as to the independent accountants of the Company and reviews with such accounting firm the scope of the audit and the results of the audit upon its completion. The Audit Committee met twice during the year ended December 31, 1996.

   At such time, if any, as the Company's shares of Common Stock are listed on a national securities exchange or over-the-counter market, the Company will form a compensation committee, the members of which will be selected by the full Board of Directors each year. Currently, the Company does not have a compensation committee.

   The Company does not have a nominating committee.

EXECUTIVE OFFICERS

   The executive officers of the Company are as follows:

   Name                    Position
   ----                    --------

   James M. Seneff, Jr.    Chief Executive Officer and Chairman of the Board

   Robert A. Bourne        President

   John T. Walker          Chief Operating Officer and
                           Executive Vice President

   Jeanne A. Wall          Executive Vice President

   Steven D. Shackelford   Chief Financial Officer

   Lynn E. Rose            Secretary and Treasurer

   Mr. Walker, age 38, has served as Executive Vice President of the Company since January 1996 and Chief Operating Officer of the Company since March 1995, and previously served as Senior Vice President since December 1994. In addition, Mr. Walker has served as Executive Vice President of Fund Advisors since January 1996 and Chief Operating Officer of Fund Advisors since April 1995, and previously served as Senior Vice President of Fund Advisors since November 1994. In addition, Mr. Walker serves as Executive Vice President of CNL American Realty Fund, Inc. and CNL Real Estate Advisors, Inc. Mr. Walker, a certified public accountant, joined CNL Group, Inc. in September 1994, as Senior Vice President, responsible for Research and Development. From May 1992 to May 1994, he was Executive Vice President for Finance and Administration and Chief Financial Officer of Z Music, Inc., a cable television network (subsequently acquired by Gaylord Entertainment), where he was responsible for overall financial and administrative management and planning. From January 1990 through April 1992, Mr. Walker was Chief Financial Officer of the First Baptist Church in Orlando, Florida. From April 1984 through December 1989, he was a partner in the accounting firm of Chastang, Ferrell & Walker, P.A., where he was the partner in charge of audit and consulting services, and from 1981 to 1984, Mr. Walker was a Senior Consultant/Audit Senior at Price Waterhouse.

   Ms. Wall, age 38, has served as Executive Vice President of the Company since December 1994 and as Executive Vice President of Fund Advisors since November 1994, and previously served as Vice President of Fund Advisors since March 1994. Ms. Wall has served as Chief Operating Officer of CNL Investment Company and of CNL Securities Corp. since November 1994 and previously served as Executive Vice President of CNL Investment Company since January 1991. In 1984, Ms. Wall joined CNL Securities Corp. as its Partnership Administrator. In 1985, Ms. Wall became Vice President of CNL Securities Corp. and, in 1987, she became a Senior Vice President of CNL Securities Corp. In this capacity, Ms. Wall serves as national marketing sales director and oversees the national marketing plan for the CNL investment programs. In addition, Ms. Wall oversees partnership administration and investor services for programs offered through participating brokers. Ms. Wall also has served as Senior Vice President of CNL Institutional Advisors, Inc., a registered investment advisor, from 1990 to 1993, as Vice President of CNL Realty Advisors, Inc. since its inception in 1991, and as Vice President of Commercial Net Lease Realty, Inc. since 1992. In addition, Ms. Wall serves as Executive Vice President of CNL American Realty Fund, Inc. and CNL Real Estate Advisors, Inc. Ms. Wall currently serves as a trustee on the Board of the Investment Program Association and on the Direct Participation Program committee for the National Association of Securities Dealers.

   Mr. Shackelford, age 33, has served as Chief Financial Officer of the Company since January 1997 and as Chief Financial Officer of Fund Advisors since September 1996. From March 1995 to July 1996, Mr. Shackelford was a senior manager in the national office of Price Waterhouse where he was responsible for advising foreign clients seeking to raise capital and a public listing in the United States. From August 1992 to March 1995, he served as a manager in the Price Waterhouse, Paris, France office serving several multinational clients. Mr. Shackelford was an audit staff and audit senior from 1986 to 1992 in the Orlando, Florida office of Price Waterhouse. Mr Shackelford is a certified public accountant.

   Ms. Rose, age 48, has served as Secretary and Treasurer of the Company since December 1994, and as a director, Secretary and Treasurer of Fund Advisors since March 1994. Ms. Rose, a certified public accountant, has served as Secretary of CNL Group, Inc. since 1987, as Chief Financial Officer of CNL Group, Inc. since December 1993, and served as Controller of CNL Group, Inc. from 1987 until December 1993. In addition, Ms. Rose has served as Chief Financial Officer and Secretary of CNL Securities Corp. since July 1994. She has served as Chief Operating Officer, Vice President and Secretary of CNL Corporate Services, Inc. since November 1994. Ms. Rose also has served as Chief Financial Officer and Secretary of CNL Institutional Advisors, Inc. since its inception in 1990, as Secretary and a director of CNL Realty Advisors, Inc. since its inception in 1991, and as Treasurer of CNL Realty Advisors, Inc. from 1991 to February 1996. In addition, Ms. Rose served as Secretary and Treasurer of

Commercial Net Lease Realty, Inc. from 1992 to February 1996. In addition, Ms. Rose serves as Secretary and Treasurer of CNL American Realty Fund, Inc. and CNL Real Estate Advisors, Inc. Ms. Rose also currently serves as Secretary for approximately 50 additional corporations. Ms. Rose oversees the management information services, administration, legal compliance, accounting, tenant compliance, and reporting for over 250 corporations, partnerships and joint ventures. Prior to joining CNL, Ms. Rose was a partner with Robert A. Bourne in the accounting firm of Bourne & Rose, P.A., Certified Public Accountants. She was licensed as a certified public accountant in 1979.

   The backgrounds of Messrs. Seneff and Bourne are described at "ELECTION OF DIRECTORS."


                            EXECUTIVE COMPENSATION

ANNUAL COMPENSATION

   No annual or long-term compensation was paid by the Company to the Chief Executive Officer for services rendered in all capacities to the Company during the fiscal years ended December 31, 1994, 1995 and 1996. In addition, no executive officer of the Company received an annual salary or bonus from the Company during the fiscal year ended December 31, 1996. The Company's executive officers also are employees and executive officers of Fund Advisors and receive compensation from CNL Group, Inc. in part for services in such capacities. See "Certain Transactions" for a description of the fees payable and expenses reimbursed to Fund Advisors.

                               PERFORMANCE GRAPH

   Set forth below is a line graph comparing the cumulative total stockholder return on the Company's Common Stock, based on the offering price of the Common Stock and assuming the reinvestment of distributions ("APF"), with the S&P 500 Index ("S&P 500") and with the income rate of return from The National Council of Real Estate Investment Fiduciaries ("NCREIF") from the month the Company commenced operations through December 31, 1996. The graph assumes the investment of $100 on June 30, 1995.


                        QUARTERLY TOTAL RETURN INDEXES

           DATE          S&P 500            NCREIF             APF
           ----          -------            ------             ---

         06/30/95         100.00            100.00            100.00
         09/30/95         104.19            102.23            101.15
         12/31/95         110.40            104.55            102.84
         03/31/96         116.32            106.90            104.63
         06/30/96         121.55            109.37            106.46
         09/30/96         125.30            111.78            108.36
         12/31/96         135.75            114.24            110.29



The S&P 500 index contains both a capital and income component to its total return. For companies included in the S&P 500 index, their total return is measured by dividing the sum of (a) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (b) the difference between the registrant's share price at the end and the beginning of the measurement period; by the share price at the beginning of the measurement period. There is currently no public trading market for the Company's shares, therefore, the share price is fixed at $10 per share and its return is composed of only the cumulative amount of distributions for the measurement period, assuming reinvestment of distributions. The NCREIF income index measures net operating income as a percentage of average daily investment. In order to display a more comparative return, the component of the NCREIF total return attributable to increases in share price has not been included in the cumulative return.

                                  PROPOSAL II
               APPROVAL OF AN AMENDMENT TO THE COMPANY'S AMENDED
                   AND RESTATED ARTICLES OF INCORPORATION TO
                   INCREASE THE NUMBER OF AUTHORIZED SHARES


   The Board of Directors of the Company has unanimously approved and directed that there be submitted to stockholders for their approval an amendment to
Article VII of the Company's Amended and Restated Articles of Incorporation, as amended (the "Restated Articles of Incorporation") which would increase the number of shares that the Company is authorized to issue from 46,000,000 to 156,000,000 (the "Share Increase Amendment"). At January 31, 1997, the Company had 14,905,550 shares of Common Stock outstanding.

   The text of the proposed amendments are set forth below:

   RESOLVED, that the definition of "Shares" in Section 1.5 of Article I of the Company's Restated Articles of Incorporation be amended to read as follows:

   "Shares" means the Common Shares of the Company.

   RESOLVED, that Section 7.1 of Article VII of the Company's Restated Articles of Incorporation be amended to read as follows:

   SECTION 7.1 Authorized Shares. The beneficial interest in the Company shall be divided into Equity Shares. The total number of Equity Shares which the Company is authorized to issue is one hundred fifty-six million (156,000,000) shares of beneficial interest, consisting of seventy-five million (75,000,000) Common Shares (as defined and described in Section 7.2(ii) hereof), three million (3,000,000) Preferred Shares (as defined in
Section 7.3 hereof) and seventy-eight million (78,000,000) Excess Shares (as defined in Section 7.7 hereof). All Shares shall be fully paid and nonassessable when issued. Shares may be issued for such consideration as the Directors determine or, if issued as a result of a Share dividend or Share split, without any consideration.

   The Board has determined that the approximately 4,800,000 shares of presently authorized, but unissued and unreserved Common Stock would be insufficient to permit the Company to take advantage of certain business and investment opportunities, if and as they become available, that require the issuance of additional shares of Common Stock. In order to permit the Company greater flexibility to issue additional shares of Common Stock from time to time in order to raise capital in stock offerings, including a subsequent public offering which has already commenced of up to 27,500,000 shares of Common Stock at $10 per share, and consummate future acquisitions of properties, as well as for other similar purposes, the Board of Directors considers it advisable that the Company be in a position to issue up to approximately 55,000,000 additional shares without the requirement of stockholder approval. In addition, additional capital will provide the Company with larger market capitalization at the time of listing on a national securities exchange.

   The Share Increase Amendment will not change any other aspect of Article
VII. Holders of the capital stock of the Company, however, will not have the right to approve the issuance of additional shares of Common Stock. In addition, holders of the capital stock of the Company do not have any preemptive rights to subscribe for or purchase any shares of capital stock of the Company, which means that current stockholders do not have a prior right to purchase any new issue of Common Stock of the Company in order to maintain their proportionate ownership. Consequently, the issuance of additional shares of capital stock may dilute the interest of a current stockholder if additional shares are issued at less than fair market value and the stockholder does not purchase or is not offered the opportunity to purchase additional shares.

   The existence of a large number of authorized but unissued shares could have the effect of hindering or frustrating a takeover of the Company. The availability for issuance of additional shares of Common Stock would provide the Board of Directors with flexibility in responding to a merger or acquisition bid by placing blocks of shares with persons friendly to the Company, or by taking other steps to prevent an acquisition of the Company under circumstances which the Board does not believe to be in the Company's best interest. The Company is not aware of any entity which intends to propose a merger with, or seek to gain control of, the Company.

   Approval of the Share Increase Amendment requires the affirmative vote of a majority of the outstanding shares of the Company's Common Stock entitled to vote thereon. The Company's officers and directors have advised the Company that they intend to vote their shares of Common Stock for the Share Increase Amendment.

   The Share Increase Amendment, if approved by stockholders, will become effective on the date the Company's Maryland Articles of Incorporation are filed with the Maryland Department of Assessments and Taxation. It is anticipated that the appropriate filing to effect the Share Increase Amendment will be made soon after the annual meeting as practicable.

   The Board of Directors unanimously recommends that stockholders vote FOR the Share Increase Amendment. Proxies will be voted for the Share Increase Amendment unless stockholders designate otherwise.

                              SECURITY OWNERSHIP


   The following table sets forth, as of January 31, 1997, the number and percentage of outstanding shares beneficially owned by all persons known by the Company to own beneficially more than five percent of the Company's Common Stock, by each director and nominee, and by all officers and directors as a group, based upon information furnished to the Company by such stockholders, officers and directors.



 Name and Address                    Number of Shares                Percent
of Beneficial Owner                 Beneficially Owned              of Shares
-------------------                 ------------------              ---------

Robert A. Bourne                       20,000 (1)                     (2)
400 East South Street, Suite 500
Orlando, Florida  32801

Lynn E. Rose                           20,000 (1)                     (2)
400 East South Street, Suite 500
Orlando, Florida  32801

James M. Seneff, Jr.                   20,000 (1)                     (2)
400 East South Street, Suite 500
Orlando, Florida  32801

All directors and executive            20,000 (1)                     (2)
officers as a group (3 persons)


---------------------------------

(1) Represents shares held by Fund Advisors, of which Messrs. Bourne and Seneff and Ms. Rose are directors.

(2)   Less than one percent.


COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT

   Section 16(a) of the Securities Exchange Act requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Forms 3, 4 and 5 they file.

   Based solely upon a review of Section 16(a) reports furnished to the Company for fiscal year 1996 or written representations that no other reports were required, the Company believes that the foregoing persons complies with all filing requirements for fiscal year 1996, except that each of the officers and directors of the Company, did not timely file his or her initial ownership report under Section 16(a).

                             CERTAIN TRANSACTIONS


   All of the executive officers of the Company are executive officers of Fund Advisors, a wholly owned subsidiary of CNL Group, Inc., of which Messrs. Seneff and Bourne are affiliates. In addition, Messrs. Seneff and Bourne and Ms. Rose and Ms. Wall are executive officers of CNL Securities Corp., the managing dealer of the Company's offering of shares of common stock, and a wholly owned subsidiary of CNL Group, Inc. Messrs. Seneff and Bourne are directors of the Company, Fund Advisors and CNL Securities Corp., and Ms. Rose is a director of Fund Advisors. Administration of the day-to-day operations of the Company is provided by Fund Advisors, pursuant to the terms of an advisory agreement (the "Advisory Agreement"). Fund Advisors also serves as the Company's consultant in connection with policy decisions to be made by the Company's Board of Directors, manages the Company's properties and renders such other services as the Board of Directors deems appropriate. Fund Advisors also bears the expense of providing the executive personnel and office space to the Company. Fund Advisors is at all times subject to the supervision of the Board of Directors of the Company and has only such functions and authority as the Company may delegate to it as the Company's agent.

   CNL Securities Corp. is entitled to receive selling commissions amounting to 7.5% of the total amount raised from the sale of shares of common stock for services in connection with the offering of shares, a substantial portion of which has been or will be paid as commissions to other broker-dealers. For the year ended December 31, 1996, the Company had incurred $7,559,474 of such fees, of which approximately $7,059,000 was paid by CNL Securities Corp. as commissions to other broker-dealers.

   In addition, CNL Securities Corp. is entitled to receive a marketing support and due diligence expense reimbursement fee equal to 0.5% of the total amount raised from the sale of shares, a portion of which may be reallowed to other broker-dealers. For the year ended December 31, 1996, the Company had incurred $503,965 of such fees, substantially all of which were reallowed to other broker-dealers and from which all bona fide due diligence expenses were paid.

   CNL Securities Corp. will also receive a soliciting dealer servicing fee payable annually by the Company beginning on December 31 of the year following the year in which the offering terminates in the amount of 0.20% of the stockholders' investment in the Company. CNL Securities Corp. in turn may reallow all or a portion of such fee to soliciting dealers whose clients held shares on such date. As of December 31, 1996, no such fees had been incurred.

   Fund Advisors is entitled to receive acquisition fees for services in identifying the properties and structuring the terms of the acquisition and leases of the properties and structuring the terms of the mortgage loans equal to 4.5% of the total amount raised from the sale of shares. For the year ended December 31, 1996, the Company had incurred $4,535,685 of such fees.

   For negotiating secured equipment leases and supervising the secured equipment lease program, Fund Advisors will be entitled to receive from the Company a one-time secured equipment lease servicing fee of two percent of the purchase price of the equipment that is the subject of a secured equipment lease. For the year ended December 31, 1996, the Company incurred $70,070 in such fees.

   The Company and Fund Advisors have entered into an advisory agreement (the "Advisory Agreement") pursuant to which Fund Advisors will receive a monthly asset management fee of one-twelfth of 0.60% of the Company's real estate asset value (generally, the total amount invested in the properties as of the end of the preceding month, exclusive of acquisition fees and acquisition expenses), plus one-twelfth of 0.60% of the Company's total principal amount of the mortgage loans as of the end of the preceding month. The management fee, which will not exceed fees which are competitive for similar services in the same geographic area, may or may not be taken, in whole or in part as to any year, in the sole discretion of Fund Advisors. All or any portion of the management fee not taken as to any fiscal year shall be deferred without interest and may be taken in such other fiscal year as Fund Advisors shall determine. For the year ended December 31, 1996, the Company had incurred $278,902 of such fees, $27,702 of which has been capitalized as part of the cost of the buildings for properties under construction.

   The term of the Advisory Agreement expires April 19, 1997, subject to successive one-year renewals upon mutual consent of the parties. The Advisory Agreement may be terminated for cause by either party thereto, or by the mutual consent of the parties (by a majority of the independent directors of the Company or a majority of the Board of Directors of Fund Advisors, as the case may be), upon 90 days written notice.

   Prior to such time, if any, as shares of the Company's common stock are listed on a national securities exchange or over-the-counter market, Fund Advisors is entitled to receive a deferred, subordinated real estate disposition fee, payable upon the sale of one or more properties based on the lesser of one-half of a competitive real estate commission or three percent of the sales price if Fund Advisors provides a substantial amount of services in connection with the sale. The real estate disposition fee is payable only after the stockholders receive distributions equal to the sum of an annual, aggregate, cumulative, noncompounded eight percent return on their invested capital ("Stockholders' 8% Return"), plus their aggregate invested capital.
No deferred, subordinated real estate disposition fees have been incurred to date.

   A subordinated share of net sales proceeds will be paid to Fund Advisors upon the sale of assets in an amount equal to ten percent of net sales proceeds. This amount will be paid only after the stockholders receive distributions equal to the sum of the stockholders' aggregate invested capital and the Stockholders 8% Return. As of December 31, 1996, no such payments have been made to Fund Advisors.

   Fund Advisors and its affiliates provide accounting and administrative services to the Company (including accounting and administrative services in connection with the offering of shares) on a day-to-day basis. For the year ended December 31, 1996, the Company incurred a total of $1,103,828 for these services, $769,225 of such costs representing stock issuance costs and $334,603 representing general operating and administrative expenses, including costs related to preparing and distributing reports required by the Securities and Exchange Commission.

   During the year ended December 31, 1996, the Company acquired four properties for an aggregate purchase price of approximately $2,609,800 from affiliates of the Company. The affiliates had purchased and temporarily held title to these properties in order to facilitate the acquisition of the properties by the Company. Each property was acquired at a cost no greater than the lesser of the cost of the property to the affiliate (including carrying costs) or the property's appraised value.

   In connection with the acquisition of three properties during the year ended December 31, 1996, the Company incurred $159,350 in development/construction management fees to affiliates of Fund Advisors that were constructed by such affiliates. Such fees were included in the purchase price of the properties and are therefore included in the basis on which the Company charges rent on the properties.

                             INDEPENDENT AUDITORS

   Upon recommendation of and approval by the Board of Directors, including the independent directors, Coopers & Lybrand LLP has been selected to act as independent certified public accountants for the Company during the current fiscal year.

   A representative of Coopers & Lybrand LLP will be present at the annual meeting and will be provided with the opportunity to make a statement if desired. Such representative will also be available to respond to appropriate questions.


                                 OTHER MATTERS

   The Board of Directors does not know of any matters to be presented at the annual meeting other than those stated above. If any other business should come before the annual meeting, the person(s) named in the enclosed proxy will vote thereon as he or they determine to be in the best interests of the Company.


                       PROPOSALS FOR NEXT ANNUAL MEETING

   Any stockholder proposal to be considered for inclusion in the Company's proxy statement and form of proxy for the annual meeting of stockholders to be held in 1998 must be received at the Company's office at 400 East South Street, Suite 500, Orlando, Florida 32801, no later than January 1, 1998.


                                 ANNUAL REPORT

   A copy of the Company's Annual Report to Stockholders for the year ended December 31, 1996, accompanies this Proxy Statement.

                                    By Order of the Board of Directors



                                    Lynn E. Rose
                                    Secretary

February 25, 1997
Orlando, Florida

P R O X Y             CNL AMERICAN PROPERTIES FUND, INC.

   The undersigned hereby appoints James M. Seneff, Jr. and Robert A. Bourne, and each of them, as proxies, with full power of substitution in each, to vote all shares of common stock of CNL American Properties Fund, Inc. (the "Company") which the undersigned is entitled to vote, at the Annual Meeting of Stockholders of the Company to be held on April 4, 1997, at 10:00 a.m., local time, and any adjournment thereof, on all matters set forth in the Notice of Annual Meeting and Proxy Statement, dated February 25, 1997, a copy of which has been received by the undersigned, as follows:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING ITEMS:

1. Election of Five Directors

   Nominees:                     [ ]  FOR ALL   [ ]  WITHHELD FOR ALL
      Robert A. Bourne
      G. Richard Hostetter
      Richard C. Huseman         -------------------------------------------
      J. Joseph Kruse            FOR ALL NOMINEES, EXCEPT VOTE WITHHELD FOR:
      James M. Seneff, Jr.       (Write that nominee's name above)

2. Proposal for Increase in Authorized Shares (See Proxy Statement page 9)

         [ ]  FOR       [ ]  AGAINST      [ ]  ABSTAIN

3. Other Matters:
   Grant authority upon such other matters as may come before the Meeting as they determine to be in the best interest of the Company.

         [ ]  FOR       [ ]  AGAINST      [ ]  ABSTAIN



          (PLEASE SIGN AND DATE THIS PROXY CARD ON THE REVERSE SIDE,
                       AND RETURN IN ENCLOSED ENVELOPE)







          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED "FOR" THE MATTERS STATED. EACH STOCKHOLDER IS URGED TO SUBMIT AN EXECUTED PROXY.

                                       Dated:                           , 1997
                                             ---------------------------------

                                             ---------------------------------

                                             ---------------------------------
                                             Signature(s) of Stockholder(s)

                                             IMPORTANT:  Please mark this
                                             Proxy, date it, sign it exactly
                                             as your name(s) appear(s) and
                                             return it in the enclosed postage
                                             paid envelope.  Joint owners
                                             should each sign personally.
                                             Trustees and others signing in a
                                             representative or fiduciary
                                             capacity should indicate their
                                             full titles in such capacity.










SEND IN YOUR PROXY!-------------------------------------------------------|
|                                                                         |-|
|                                PLEASE VOTE!                             | |
|                                ------------                             | |
|                                                                         | |
|[X] YOUR VOTE COUNTS...                                                  | |
|                                                                         | |
|    The date of the CNL American Properties Fund, Inc. annual            | |
|    shareholder meeting is rapidly approaching.  We encourage            | |
|    you to cast your vote promptly, so that we can avoid the             | |
|    time and expense of re-soliciting your vote.                         | |
|                                                                         | |
|                                                                         | |
|[X] PROTECT YOUR INVESTMENT...                                           | |
|                                                                         | |
|    Re-soliciting shareholders adds unnecessary costs to the             | |
|    APF.  Help us minimize operational expenses.                         | |
|                                                                         | |
|                                                                         | |
|[X] SEND IN YOUR PROXY TODAY...                                          | |
|                                                                         | |
|    Please review the proxy card located in the address pouch            | |
|    of this shareholder package. Simply cast your vote, sign             | |
|    the proxy and return it in the postage-paid envelope                 | |
|    provided.                                                            | |
|                                                                         | |
|[X] THANK YOU!                                                           | |
|                                                                         | |
|    We appreciate your participation and support.                        | |
|                                                                         | |
|-------------------------------------------------------------------------| |
   |------------------------------------------------------------------------|


                                [COMPANY LOGO]

                      CNL AMERICAN PROPERTIES FUND, INC.
                      ----------------------------------
                       400 East South Street - Suite 500
                    Orlando, Florida 32801 - (800)522-3863